Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Sanford C. Bernstein Fund, Inc. of our report dated November 22, 2023, relating to the financial statements and financial highlights, which appears in Tax-Aware Overlay B Portfolio’s, Tax-Aware Overlay C Portfolio’s, Tax-Aware Overlay N Portfolio’s Annual Report on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the headings “Other Service Providers” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 22, 2024